      EXHIBIT 99

      Garmin Reports Record First Quarter 2004 Revenue and
Announces Share Repurchase Plan

CAYMAN ISLANDS, April 28, 2004/PRNewswire/ — Garmin Ltd. (Nasdaq: GRMN — news) today announced record revenue for its first fiscal quarter ended March 27, 2004. Revenue for the quarter increased 28 percent to $158.3 million from $123.8 million in the year-ago quarter. Net income was $34.7 million, or $0.32 diluted earnings per share, compared to $41.5 million or $0.38 diluted earnings per share in the year-ago quarter. First quarter net income included a $7.6 million foreign currency loss as a result of a weaker U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the quarter was $0.37 compared to $0.39 in the year-ago quarter, meeting the high end of management’s guidance of $0.35 to $0.37.

“We are pleased to announce another quarter of solid revenue growth. Demand for our products continues strong, driven by increased demand primarily within our automotive and PDA product lines,” said Dr. Min Kao, CEO of Garmin Ltd. “The consumer segment recorded a 30 percent growth in revenues during this quarter. New and innovative products have generated excitement in our core markets, and our new product pipeline is robust. Our StreetPilot 2620, GPSMap 60C, Fishfinder 250C, and the recently announced GPSMap 296 are just a few of the products we have introduced which provide consumers with many options for navigation – on land, by sea or in the sky. We also look forward to receiving our first G1000 aviation certification in the second quarter of 2004.”

Consumer revenue for the first quarter totaled $123.5 million — a 30% growth compared to the first quarter of 2003. In addition, aviation revenue totaled $34.8 million – a 22 percent increase compared to the year-ago quarter. Total units sold for the quarter increased to 478,000 from 446,000 – representing an increase of 7 percent.

Revenue increased across all geographic regions during the first quarter of fiscal 2004 when compared to the year-ago quarter:

—   North America revenue was $107.3 million compared to $85.3 million, up 26 percent.
—   Europe revenue was $43.9 million compared to $33.5 million, up 31 percent.
—   Asia revenue was $7.1 million compared to $5.0 million, up 42 percent.

“We are pleased with the quarter’s overall financial performance,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our consumer business has now logged its tenth consecutive quarter of year-over-year revenue growth in excess of 20%. Our aviation business is poised to grow with the certification of the G1000. The many new products to be released in the first half of 2004 will provide us with the opportunity for strong growth in the second half of the year. We also generated $34.5 million of free cash flow (defined as operating cash less capital expenditures for property, plant, and equipment) for the quarter, resulting in a cash and marketable securities balance of $530.6 million at the end of the March 2004 quarter.” Free cash flow is an important measure because management uses it as a measure of the company’s quality of earnings and its ability to reinvest in the business.

“We are also pleased to report that our Oracle ERP implementation continues to progress. Our offices in Taiwan, Europe, and the Cayman Islands are now “live”, and we anticipate the remaining implementation activities in the U.S. to wrap up in the second quarter.”

Gross Margins

Gross margins were meaningfully lower in the first quarter of 2004 at 51%, falling from 60% in the first quarter of 2003. Drivers of this margin change were:

— Manufacturing cost increases,
— Product transition costs as a number of old products were phasing out pending the delivery of new and updated products, and
— Product mix changes, as a higher number of popular products with lower margins sold well in the quarter.

“While we expect to experience each of these gross margin drivers from time to time, the reality that all three happened in the same quarter has impacted margins in the first quarter,” said Rauckman. “We are pleased that significant anticipated new product introductions have allowed us to transition from a number of older products, and that competitive pricing pressure was not a significant factor in our gross margin results.”

Second Quarter and Fiscal 2004 Outlook

The company estimates that its diluted EPS for the second fiscal quarter of 2004, excluding effects for foreign currency, will be in the range of $0.44 to $0.48 on revenues of $173 million to $180 million.

For fiscal year 2004, the company now expects higher revenue than previously communicated (earlier guidance was $660 million to $690 million) but lower gross margins (earlier guidance was 55% to 57%). In addition to the ten products just introduced, many of the thirty-five additional new products are expected to be released during the second quarter. Product mix during this period of transition is expected to be a major factor on gross margins. As a result, the company will not update full year estimates until the conclusion of the second quarter.

Share Repurchase Program

The company’s board of directors approved a share repurchase program authorizing the company to purchase up to 3.0 million shares of Garmin Ltd. as market and business conditions warrant. The purchases may be made from time to time on the open market or in negotiated transactions in compliance with the SEC’s Rule 10b-18. The timing and amounts of any purchases will be determined by the company’s management depending on market conditions and other factors deemed relevant. The share repurchase authorization expires on April 30, 2006.

“This action reflects our confidence in Garmin’s long-term growth potential. We currently have cash in excess of our requirements and, under current market conditions, the authorization of the share repurchase program will give us the flexibility to be able to buy back our shares at attractive levels,” said Dr. Min Kao, CEO and co-chairman of Garmin Ltd.

Foreign Currency Translation—Non-GAAP Measures

Management believes that earnings per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

Earnings Call Information

The information for Garmin Ltd.‘s earnings call is as follows:

      When: Wednesday, April 28, 2004 at 11:00 a.m. Eastern

      Where: http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html

      How: Simply log on to the web at the address above or call to listen in at 800-883-9537.

      Contact: investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 6811671. An archive of the live webcast will be available until May 28, 2004 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s future financial position, revenues, earnings, product introductions, plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin. Information concerning risk factors that could affect Garmin’s actual results is contained in the Annual Report on Form 10-K for the year ended December 27, 2003 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2002 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin and StreetPilot are registered trademarks, and iQue is a trademark, of Garmin Ltd. or its subsidiaries.

Source: Garmin Ltd.
-0-

Investor Contact: Polly Schwerdt, Investor Relations Manager, 913-397-8200, ext. 1394 E-mail: polly.schwerdt@garmin.com

Media Contacts:Ted Gartner, Senior Media Relations Specialist, 913-397-8200, ext. 1240
E-mail: ted.gartner@garmin.com

Pete Brumbaugh, Senior Media Relations Specialist, 913-397-8200, ext. 1411
E-mail: pete.brumbaugh@garmin.com

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share information)

	13-Weeks Ended
	(Unaudited) March 27, 2004	March 29, 2003
Net sales	$158,329	$123,788
Cost of goods sold	77,878	49,133

Gross profit	80,451	74,655
Selling, general and
administrative expenses	16,642	13,593
Research and development
expense	14,220	8,796

	30,862	22,389

Operating income	49,589	52,266
Other income/(expense) (A)	(5,721)	830

Income before income taxes	43,868	53,096
Income tax provision	9,212	11,602

Net income	$34,656	$41,494

Net income per share:
Basic	$0.32	$0.38
Diluted	$0.32	$0.38
Weighted average common
shares outstanding:
Basic	108,197	107,948
Diluted	109,182	108,693

(A) Includes $7.6 million of foreign currency losses in Q1 2004 and
     $0.8 million of foreign currency losses in Q1 2003.

Garmn Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) March 27, 2004	December 27, 2003
Assets
Current assets:
Cash and cash equivalents	$282,366	$274,329
Marketable securities	58,898	53,127
Accounts receivable, net	76,790	82,718
Inventories	93,652	96,794
Deferred income taxes	26,820	26,812
Prepaid expenses and other current assets	6,887	6,148

Total current assets	545,413	539,928
Property and equipment, net	120,403	104,784
Restricted cash	1,605	1,602
Marketable securities	189,361	168,320
Other assets, net	42,118	42,311

Total assets	$898,900	$856,945

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$28,655	$40,671
Other accrued expenses	23,898	24,817
Income taxes payable	46,771	38,946

Total current liabilities	99,324	104,434
Deferred income taxes	2,967	2,821
Stockholders' equity:
Common stock	1,083	1,082
Additional paid-in capital	105,077	104,022
Retained earnings	698,260	663,604
Accumulated other comprehensive loss	(7,811)	(19,018)

Total stockholders' equity	796,609	749,690

Total liabilities and stockholders' equity	$898,900	$856,945